Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 19, 2025

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $176,000 or $0.02 diluted earnings per share for the three months ended June 30, 2025, compared to a net loss of $1.1 million or $(0.13) diluted earnings per share for the three months ended June 30, 2024, an increase of $1.3 million. Net earnings were $181,000 or $0.02 diluted earnings per share for the twelve months ended June 30, 2025 compared to a net loss of $1.7 million or $(0.21) diluted earnings per share for the twelve months ended June 30, 2025, an increase of $1.9 million.

The increase in net earnings for the quarter ended June 30, 2025 was primarily attributable to the lack of a goodwill impairment charge, which had been recorded in the amount of $947,000 for the quarter ended June 30, 2024. The goodwill impairment charge, which had no tax impact represents 100.0% of goodwill previously reported. Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, acquired Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. In connection with the Frankfort First acquisition, the Company recognized an impairment charge of $13.6 million at June 30, 2020, leaving the remaining level of goodwill at $947,000. The impairment charge represents an accounting transaction which had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries.

The increase in net earnings for the quarter ended June 30, 2025 can also be attributed to an increase in net interest income. Net interest income increased period to period $401,000 or 21.1% to $2.3 million due primarily to interest income increasing more than interest expense increased. Interest income increased $545,000 or 12.3% to $5.0 million, while interest expense increased $144,000 or 5.7% to $2.7 million for the recently-ended quarter. Results of operations were positively impacted by the recently improved interest rate environment and because the repricing level of our assets has begun to outpace the prior increases in interest paid on liabilities.

The average rate earned on interest-earning assets increased 63 basis points to 5.25% and was the primary reason for the increase in interest income for the year recently ended, although average interest-earning assets also increased $14.1 million or 4.0% to $366.6 million for the year recently ended. The average rate paid on interest-bearing liabilities increased 35 basis points to 3.47% due to having to pay higher rates to attract deposits and was the primary reason for the increase in interest expense, although average interest-bearing liabilities also increased $16.7 million or 5.6%. Net interest margin increased 29 basis points to 2.28%.

Non-interest income increased $59,000 or 113.5% and totaled $111,000 for the three months ended June 30, 2025, almost entirely due to net gains on sales of loans increasing $39,000 compared to June 30, 2024. This was due to the increase in demand for fixed-rate secondary market loans, while the net gain on sale of loans for the twelve months recently ended has increased $187,000 or 1,335.7%. The increase in demand for fixed-rate secondary market loans is primarily the result of the improved interest rate environment. The increase in demand for fixed-rate secondary market loans is primarily the result of the improved interest rate environment.

Non-interest expense, excluding goodwill impairment charge, also increased $88,000 or 4.2% for the three months ended June 30, 2025 compared to June 30, 2024 primarily due to data processing fees increasing $102,000, with the majority of this due to increased fees associated with core processing. This increase was partially offset by outside service fees decreasing $33,000 or 19.9% for the three months ended June 30, 2025 compared to June 30, 2024.

Total income tax expense increased $100,000 for the recently ended quarter to an income tax expense of $62,000 at June 30, 2025 compared to an income tax benefit of $38,000 at June 30, 2024. This increase is due to higher earnings for the recently ended quarter.

At June 30, 2025, assets totaled $371.2 million, a decrease of $3.8 million or 1.0%, from $375.0 million at June 30, 2024, due primarily to the decrease in loans, net of $5.8 million or 1.7%. This was partially offset by an increase in cash and cash equivalents increasing $1.2 million or 6.5% consisting of fed funds sold increasing $7.9 million or 1,120.0% , cash and due from financial institutions increasing $429,000 or 22.4%, and interest-bearing demand deposits decreasing $7.1 million or 45.4%. Investment securities increased $67,000 or 0.7% to $9.9 million at June 30, 2024 due to a combination of investment purchases as well as principal repayments and prepayments. Total liabilities decreased $4.1 million or 1.3% to $322.8 million at June 30, 2025, as FHLB advances decreased $26.2 million or 38.0%, which was partially offset by deposits increasing $21.4 million or 8.4% as consistent with our efforts to increase deposits and reduce reliance on FHLB advances.

At June 30, 2025, the Company reported its book value per share as $5.98. Shareholders’ equity increased $372,000 or 0.8% to $48.4 million at June 30, 2025 compared to June 30, 2024. The increase in shareholders’ equity was primarily associated with accumulated other comprehensive loss decreasing $191,000 at June 30, 2025 compared to June 30, 2024 as the unrealized losses on our investment portfolio decreased combined with net earnings for the period.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2024 and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, for the period ended December 31, 2024, and for the period ended March 31, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2025, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2025	June 30, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,480	$18,287
Investment securities	9,928	9,861
Loans available-for sale	877	110
Loans, net	327,248	333,025
Real estate acquired through foreclosure	-	10
Other assets	13,678	13,675
Total assets	$371,211	$374,968
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$277,563	$256,139
FHLB advances	42,760	68,988
Other liabilities	2,519	1,844
Total liabilities	322,842	326,971
Shareholders’ equity	48,369	47,997
Total liabilities and shareholders’ equity	$371,211	$374,968
Book value per share	$5.98	$5.94
Tangible book value per share	$5.98	$5.94

Condensed Consolidated Statements of Income (Loss)
(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest income	$19,237	$16,277	$4,988	$4,443
Interest expense	10,896	9,283	2,685	2,541
Net interest income	8,341	6,994	2,303	1,902
Provision for (recovery of) credit losses	39	24	3	37
Non-interest income	500	251	111	52
Non-interest expense	8,564	9,181	2,173	3,032
Income (loss) before income taxes	238	(1,960)	238	(1,115)
Income taxes	57	(239)	62	(38)
Net income (loss)	$181	$(1,721)	$176	$(1,077)
Earnings per share:
Basic and diluted	$0.02	$(0.21)	$0.02	$(0.13)
Weighted average outstanding shares:
Basic and diluted	8,098,715	8,098,715	8,098,715	8,098,715

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